Exhibit 99.1

American States Water Company
Announces Earnings for the Three and Twelve
Months Ended December 31, 2004

San Dimas, California, March 17, 2005 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $1.19 and $1.18 per share, respectively, for the twelve months ended December 31, 2004 as compared to basic and fully diluted earnings of $0.78 per share reported for the same period ended December 31, 2003. Basic and fully diluted earnings were both $0.16 per share for the three months ended December 31, 2004 as compared to a loss of $0.12 per share, on a basic and fully diluted basis, reported for the same period ended December 31, 2003.

Full Year 2004 Results - Total operating revenues of $228.0 million for the twelve months ended December 31, 2004 increased by $15.3 million compared to operating revenues of $212.7 million recorded for the twelve months ended December 31, 2003. Of the total increase in revenues, water revenues increased by 7.2% due to rate increases of approximately $11.0 million for nearly all of its Southern California Water Company’s (“SCW’s”) water customers in 2004. The annual effect of these increases is approximately $13.7 million. A 1.0% increase in water consumption from changes in weather conditions during 2004, as compared to 2003, also contributed to the increased water revenues. Electric revenues increased by 4.5% due to increased customer usage.

Total operating expenses increased by 7.1% to $191.9 million for the twelve months ended December 31, 2004 as compared to the $179.1 million recorded for the same period in 2003, reflecting increased supply costs due to: (i) higher purchased water expenses, partially offset by decreased power purchased for pumping, caused by the need to replace groundwater supply due to wells being removed from service for water quality and mechanical reasons; and (ii) the trucking of water in 2004 in one of SCW’s customer service areas due to a continued decline in water levels and production capacity in SCW’s existing wells and the delay in completion of a new well. The increase in supply costs resulting from these expenses was partially offset by a decrease in the supply-cost balancing accounts. The decrease in the balancing accounts was principally the result of recording a probable refund of $3.5 million at the end of 2003 pursuant to a proposed California Public Utilities Commission (“CPUC”) order, offset by $1.8 million of net over-collections recorded in 2004 in the memorandum supply-cost accounts.

The increases in operating expenses were also due to: (i) higher administrative and general expenses resulting from increased outside legal and consulting services, as well as increased pension and benefit costs; (ii) a decrease in the unrealized gain on purchased power contracts; (iii) increases in other operating and maintenance expenses; (iv) an increase in depreciation expense; and (v) an increase in taxes on income. These increases were offset by a favorable decision issued by the CPUC on July 8, 2004 that resulted in a $5.2 million pre-tax increase to operating income during the twelve months ended December 31, 2004. SCW received $5.7 million in May of 2004 from the City of Santa Monica (“City”) pursuant to a settlement agreement in which SCW sold its water rights in the Charnock Groundwater Basin (“Basin”) to the City and assigned to the City its rights against all potentially responsible parties who contaminated the Basin. The total proceeds of $5.7 million from the sale and the assignment of rights were offset by an impairment loss of $482,000 associated with assets removed from rate base, pursuant to the decision, resulting in a $5.2 million net pre-tax increase in operating income.

Other income, net of taxes, increased to $301,000 for the twelve months ended December 31, 2004 as compared to a net loss of $3.6 million for 2003. This is a result of a CPUC decision on March 16, 2004 that ordered SCW to refund 70 percent of the total amount of lease revenues received form the City of Folsom since 1994, plus interest, to customers. Pursuant to the order, for the year ended December 31, 2003 SCW recorded a charge of $6.2 million against non-operating income (less $2.5 million of taxes). In addition, during 2004 there was a $1 million reduction in SCW’s estimate of customer refunds associated with lease revenues from the City of Folsom.

Interest charges decreased by 1.1 % to $17.9 million for the twelve months ended December 31, 2004 as compared to $18.1 million for the twelve months ended December 31, 2003. The decrease is due primarily to the repayment of $12.5 million of long-term debt in October of 2003 and recovery of carrying costs on the expenses incurred in the water quality Order Instituting Investigation matter that was authorized by the CPUC in March 2004, partially offset by the increases in short-term borrowings.

Fourth Quarter 2004 Results - Total operating revenues of $53.0 million for the fourth quarter of 2004 increased by $2.5 million compared to revenues of $50.5 million recorded in the fourth quarter of 2003. Of the total increase in revenues, water revenues increased by 4.3% due to rate increases discussed in the full year 2004 results, offset by an 8.6% decrease in water consumption due to extremely wet weather during the fourth quarter of 2004. Electric revenues increased by 1.3% due to an increase in customer usage.

Total operating expenses increased by $1.8 million, a 4.1% increase, to $45.8 million for the three months ended December 31, 2004 as compared to the $44.0 million recorded for the same period in 2003. The increase in operating expenses reflect: (i) higher purchased water expenses, offset by decreased power purchased for pumping (as discussed previously in the full year results) and lower consumption, (ii) higher administrative and general expenses resulting from increases in outside legal and consulting services, and pension and benefits costs; (iii) increased other operating and maintenance expenses; and (iv) higher taxes on income. These increases were partially offset by a decrease in the supply cost balancing accounts primarily as the result of recording a probable refund of $3.5 million recorded at the end of 2003 pursuant to a proposed CPUC order. There was no similar refund recorded during the fourth quarter of 2004.

Other loss for the three months ended December 31, 2004 decreased to $70,000 from a loss of $3.8 million for the same period in 2003. This decline was largely due to the recording of the probable refunds, net of income taxes, at the end of 2003 for revenues from leased water rights to the City of Folsom as discussed previously in the twelve-month results.

Interest charges increased slightly by $83,000 to $4.5 million for the quarter ended December 31, 2004 as compared to the quarter ended December 31, 2003. The increase is due primarily to an increase in short-term borrowings, partially offset by the effect of the repayment of $12.5 million of long-term debt in October of 2003.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Q4 2004 Earnings Release Conference Call - The Company will host a conference call today, Thursday, March 17, 2005 at 10:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company’s fourth quarter and year end results, strategies, and operating trends.

Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, March 17, 2005 at 1:00 p.m. PT and will run through Thursday, March 24, 2005. The dial-in number for the audio replay is (888) 203-1112, Passcode 4689624.

American States Water Company is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts, either directly or through its wholly-owned subsidiary, American States Utility Services, Inc., with various municipalities, the U.S. Government and private entities to provide various water and wastewater services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

CONTACT: Robert J. Sprowls
                      Chief Financial Officer and Treasurer
                      Telephone: (909) 394-3600, ext. 647

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	December 31,	December 31,
(in thousands)	2004	2003
	(Unaudited)
Assets

Utility Plant-Net	$664,165	$602,298
Other Property and Investments	21,717	22,120
Current Assets	53,024	59,702
Deferred Charges	71,371	74,698

	$810,277	$758,818

Capitalization and Liabilities

Capitalization	$480,367	$442,286
Current Liabilities	86,336	97,241
Other Credits	243,574	219,291

	$810,277	$758,818

Condensed Statements of Income

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Operating Revenues	$53,049	$50,451	$228,005	$212,669

Operating Expenses:
Operations	$32,488	$31,718	$137,231	$132,561
Unrealized (gain) loss on purchased power contracts	393	216	136	(638)
Maintenance	4,033	3,502	11,562	9,932
Depreciation and amortization	4,984	4,956	20,824	19,792
Taxes on income	1,670	1,467	13,390	9,167
Property and other taxes	2,206	2,140	8,772	8,250

Total operating expenses	$45,774	$43,999	$191,915	$179,064

Net operating income	$7,275	$6,452	$36,090	$33,605

Other Income (Loss), net	(70)	(3,802)	301	(3,643)
Interest Charges	4,538	4,455	17,850	18,070

Net Income	$2,667	$(1,805)	$18,541	$11,892

Earnings Available for Common Shareholders	$2,667	$(1,805)	$18,541	$11,892

Weighted Average Shares Outstanding	16,741	15,205	15,633	15,200

Earnings Per Common Share	$0.16	$(0.12)	$1.19	$0.78

Weighted Average Diluted Shares	16,778	15,230	15,663	15,227

Earnings Per Diluted Share	$0.16	$(0.12)	$1.18	$0.78

Dividends Paid Per Common Share	$0.225	$0.221	$0.888	$0.884